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                                                                   Exhibit 10.23


                              CONSIGNMENT AGREEMENT

         This Consignment Agreement (this "Agreement"), dated as of July 17, 2002 (the "Effective Date") among KAV Inventory, LLC, a Delaware limited liability company ("Consignor"), Kellstrom Commercial Aerospace, Inc, a Delaware corporation ("Consignee") and Bank of America, N.A., a national banking association, ("Agent").

                                    RECITALS

         WHEREAS, Consignee is engaged in the redistribution of aircraft engines, aircraft parts and aircraft engine parts through sale and exchange transactions.

         WHEREAS, Consignor heretofore purchased the inventory being consigned hereunder pursuant to that certain Inventory Purchase Agreement (the "Inventory Purchase Agreement") entered into as of September 20, 2000 among Consignor, Aviation Sales Company, a Delaware corporation ("AVS"), and Aviation Sales Distribution Services Company, a Delaware corporation ("AVSD").

         WHEREAS, Consignor heretofore consigned such inventory to Kellstrom Industries, Inc., a Delaware corporation ("Kellstrom") pursuant to that certain Consignment Agreement (the "Original Consignment Agreement") entered into as of December 1, 2000 between Consignor and Kellstrom.

         WHEREAS, the Original Consignment Agreement was terminated on or about October 15, 2001, pursuant to certain rights granted to Agent pursuant to the terms of the Original Consignment Agreement.

         WHEREAS, Consignor desires to engage Consignee to act as its exclusive agent, and Consignee desires to serve as Consignor's exclusive agent, in connection with the sale and exchange of such inventory on the terms and subject to the conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements, covenants and promises hereinafter contained, the Parties hereto agree as follows:

                                   AGREEMENTS

                                   ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms "herein," "hereof" and "hereunder" and other words of similar import shall refer to this Agreement as a whole (including, without limitation, all Schedules attached to this Agreement) and not to any particular Section or other subdivision, and references to Sections and Schedules refer to Sections and Schedules of this Agreement unless otherwise indicated. The following terms have the


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following meanings for purposes of this Agreement and such meanings shall be equally applicable to both the singular and plural forms of the terms defined herein:

         "Accounting Criteria" shall have the meaning set forth in Section 6.1(c)(ii).

         "Affiliate" shall mean, with respect to any Person, any other person that, directly or indirectly, controls, is controlled by, or is under common control with that Person.

         "Agent" shall mean (i) Bank of America, N.A., a national banking association, as agent and security trustee for the lenders under that certain Loan and Security Agreement dated as of December 1, 2000, by and among Consignor, Banc of America Securities LLC, Bank of America, N.A. and the financial institutions named therein and (ii) any successor agent appointed pursuant to such agreement.

         "Approved Vendor" shall have the meaning set forth in Section 2.3(d) hereof.

         "Bankruptcy Code" shall mean the United States Bankruptcy Code, 11 U.S.C. ss. 101 et seq., as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

         "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware.

         "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to close.

         "Chapter 11 Cases" shall mean the jointly administered voluntary case commenced by Kellstrom (including certain of its subsidiaries) under Chapter 11 of the Bankruptcy Code.

         "Consignee Commission" shall mean the amounts distributed to Consignee in accordance with Section 5.1(a) hereof.

         "Consignee Insurance Commission" shall mean the amounts distributed to Consignee in accordance with Section 5.1(d) hereof.

         "Consigned Inventory" shall mean (i) all Parts identified as Consigned Verified Parts in Schedule 1.1 to this Agreement, (ii) any Part which is established by written evidence to have been consigned to, and to have been within the dominion and control of, Consignee at any time following the Effective Date, and (iii) immediately upon the expiration or other termination of the related exchange period of National Airlines or any other existing exchange or lease program, all Parts owned by Consignor that are the subject of an exchange transaction between Consignor and a third party; provided, however, that (a) any Part sold pursuant to this Agreement, but entitled to be returned by the purchaser thereof shall, upon such return as provided herein, automatically and without further act be deemed to constitute Consigned Inventory hereunder, (b) any Part returned to Consignor as provided in Section 2.3(k) hereof shall upon such return or other


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disposition automatically and without further act cease to be deemed to constitute Consigned Inventory hereunder, and (c) any Part received in an exchange transaction pursuant to Section 5.1(h) hereof shall automatically and without further act be deemed to constitute Consigned Inventory hereunder.

         "Consigned Verified Parts" shall mean those Parts listed on Schedule
1.1 hereto and verified to exist pursuant to the physical inventory performed by Consignee pursuant to, and in accordance with, Section 7.1(e) hereof and consigned to Consignee pursuant hereto.

         "Consignment Period" shall mean the period commencing on the Effective Date and ending on the Consignment Termination Date.

         "Consignment Report" shall have the meaning set forth in Section 6.1(a) hereof.

         "Consignment Report Date" shall have the meaning set forth in Section 6.1(a) hereof.

         "Consignment Termination Date" shall have the meaning set forth in
Section 9.1(b) hereof.

         "Consignment Termination Event" shall have the meaning set forth in
Section 9.1(a) hereof.

         "Designated Location" shall mean (i) each of the locations listed on
Schedule 1.2 hereto, (ii) each other location to which Consignor and Agent hereafter consent upon Consignee's written request to Consignor and Agent to designate as a Designated Location (which consent shall not be unreasonably withheld or delayed and shall be deemed given in the event that Consignor or Agent do not respond within ten days after receipt of written request from Consignee), and (iii) with respect to any item of Consigned Inventory that is sent to an Approved Vendor, the location of such Approved Vendor for the duration of such item's presence at such Approved Vendor location.

         "Duplicate Parts" shall mean aircraft or engine parts which exist in the Consigned Inventory and in the inventory owned by or consigned to Consignee which are identical in part number and condition (serviceable, unserviceable, overhauled or new).

         "Engine" shall mean any aircraft engine and each part or parts attached thereto.

         "Event of Default" has the meaning set forth in Section 9.1(c) hereof.

         "Event of Loss" shall mean, with respect to any Consigned Inventory following delivery thereof to Consignee and prior to any transfer thereof to a third party or return thereof to Consignor (in each case, in accordance with the provisions of this Agreement), (i) any loss of such property or use thereof due to theft, disappearance, destruction or damage beyond economic repair, (ii) any damage to such property which results in an insurance settlement with respect to such property under the Property Insurance on the basis of a total loss or a compromised or constructive total loss, (iii) any condemnation,


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confiscation, appropriation or seizure of or requisition of title to such property or the use of such property by or on authority of any government or Governmental Authority to the extent that such loss is a covered loss under the provisions of the Property Insurance, or compensation is paid by any government or Governmental Authority, or (iv) any removal of such property to any location other than a Designated Location (other than in connection with a sale or exchange transaction) and the failure of such property to be returned to a Designated Location within ten days following receipt by Consignee from Consignor of written notice of such removal.

         "Exchange Fee" shall mean the price (including, without limitation, any late fee) charged by Consignee to a third party in connection with an exchange transaction (but excluding any amount charged to the third party for repairing the Part exchanged by such third party).

         "Existing Repair Orders" shall have the meaning set forth in Section 2.3(e) hereof.

         "FAA" shall mean the Federal Aviation Administration or any successor thereto.

         "Fair Market Value" shall mean, with respect to any Part at any time, the value of such Part, as mutually agreed by Consignee and Consignor, to be the fair market value of such Part (or, if the parties cannot agree, the value ascribed to such Part as its fair market value at such time by Aviation Asset Management (or if Aviation Asset Management is unavailable and the parties cannot reach agreement on the selection of a third party appraiser, a third party appraiser selected by the Independent Accountants)).

         "Federal Aviation Act" shall mean those chapters of Title 49 of the United States Code known as the United States Federal Aviation Act of 1958, as amended, and all regulations, rulings, interpretations and guidelines published thereunder and from time to time in effect.

         "Force Majeure Waiting Period" shall mean the 90-day or 15-day period referred to in Section 9.2(b) hereof.

         "Government Authority" shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator (including, without limitation, the Bankruptcy Court).

         "Gross Sales Price" shall mean the total price invoiced in connection with the sale or exchange of any item of Consigned Inventory (including, without limitation, any Part) minus any amount or amounts invoiced to the customer for the actual cost of insurance, freight, shipping, handling, Sales Taxes, customs and duties, rebates and discounts and allowances and third party handling charges included in such total price or amount owed.

         "ILS Costs" shall mean Consignor's pro rata share of the Inventory Locator Service monthly costs. The ILS Costs shall be equal to the amount determined by the product of (x) total line numbers of Consigned Inventory minus 100,000, divided by (y)


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the total line numbers used by Consignee (including the Consignor's line numbers minus 100,000) and multiplied by (y) the Consignee's actual monthly Inventory Locator Service cost.

         "Independent Accountants" shall mean KPMG or any other firm of independent certified public accounts of national reputation mutually agreeable to Consignee and Consignor.

         "Insured Value" shall mean, with respect to any Part, an amount equal to the Fair Market Value of such Part, as determined by the insurer thereof at the time the insurance policy is issued or renewed.

         "Inventory Locator Service" shall mean the computerized on-line service used generally within the aviation industry for the marketing for sale, lease or exchange of aviation parts and inventory or such other substantially equivalent computerized on-line service as may replace it.

         "KPMG" shall mean KPMG LLC.

         "Labor Costs" shall mean the cost of any third-party labor charges paid by Consignee which are incurred in the repair, maintenance, overhaul, refurbishment, certification or modification of any Part in accordance with the terms of this Agreement.

         "Law" shall mean any federal, state, local or foreign order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation enacted, promulgated, issued or entered by a Governmental Authority, including without limitation, the Bankruptcy Code and the Federal Aviation Act.

         "Liability Insurance" shall have the meaning set forth in Section 7.1(a)(ii) hereof.

         "Liens" shall mean all title defects or objections, mortgages, liens, claims, charges, pledges, or other encumbrances of any nature whatsoever including, without limitation, licenses, lease, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

         "Material Costs" shall mean the aggregate of all costs charged to Consignee by a third-party maintenance provider in accordance with the terms of this Agreement for any material used in the repair, maintenance, overhaul, refurbishment, certification or modification of any Part.

         "Net Sales Proceeds" shall mean with respect to any item of Consigned Inventory sold or exchanged by Consignee pursuant hereto, the Gross Sales Price therefor by or for the account of Consignee, minus the unreimbursed Reimbursable Expenses with respect to such item upon such sale or exchange.


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         "Net Sales Revenue" shall mean with respect to the sale or exchange of any item of Consigned Inventory, the Net Sales Proceeds therefor less the applicable Consignee Commission.

         "Objection" shall have the meaning set forth in Section 6.1(c)(i) hereof.

         "Old Sample Price" shall mean, with respect to Consigned Inventory, the sample price therefor as determined pursuant to and in accordance with the Original Consignment Agreement between Kellstrom Industries, Inc. and KAV dated December 1, 2000.

         "Part" shall mean any Engine, aircraft part or any component of either thereof.

         "Permitted Liens" shall mean (i) any inchoate mechanic's liens existing on the Effective Date in connection with Existing Repair Orders, and (ii) with respect to the Consigned Inventory, (A) all Liens in favor of Agent provided, however, that Agent agrees not to enforce any of such Liens prior to the Consignment Termination Date so long as no Event of Default under this Agreement shall have occurred or exist, (B) all Liens suffered or incurred by Consignee in connection with the repair or maintenance of any Consigned Inventory and (C) all Property Tax, ad valorem tax and similar tax liens (in each case with respect to taxes not yet due and payable).

         "Permits" shall mean all permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority that relate to or otherwise are used or are necessary in connection with Consignee's performance of its obligations hereunder.

         "Person" shall mean any individual, general partnership, limited partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

         "Petition Date" shall mean February 20, 2002.

         "Property Insurance" shall have the meaning set forth in Section 7.1(a)(i) hereof.

         "Property Taxes" shall mean all property, excise, inventory and/or use taxes assessed with respect to any Part or Parts.

         "Records" shall mean documentation and other records relating to the maintenance, repair, traceability and/or life limited status of Parts, and any other documentation required to be maintained with respect to Parts by the Federal Aviation Act and standard industry practices.

         "Reimbursable Expenses" shall mean with respect to any Part, all (i) Labor Costs, (ii) Material Costs, (iii) insurance, freight, shipping and handling charges and specially built shipping containers which are not charged to a purchaser or exchange recipient (including, without limitation, any such charges incurred in connection with the shipment of a Part to or return of a Part from an Approved Vendor, but specifically excluding the


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normal and customary cost of packing the product), which in the case of internal costs of Consignee must be either (A) associated with preparation for shipment and upon terms no less favorable than could have been obtained from a third party, or (B) in any other case, approved by Consignor in writing, (iv) amounts assumed or paid by Consignee on account of Existing Repair Orders, (v) reasonable and competitive in-house engine costs incurred by Consignee with respect to such Part and not charged to Consignee or exchange recipient of such Part, and (vi) ILS Costs associated with listing the Consigned Inventory with the Inventory Locator Service.

         "Sale Consent" shall have the meaning set forth in Section 2.1(b).

         "Sales Taxes" shall mean any and all sales, use, stamp, value-added, transfer, recording or other similar taxes and any transfer or other similar charges incurred or assessed in respect of a sale or exchange of Consigned Inventory.

         "Sample Price" shall have the meaning set forth in Section 2.1(d) hereof.

         "Subsidiary" shall mean, with respect to any Person, any other Person of which the first Person (i) owns, directly or indirectly and beneficially or of record, the power to vote 50% or more of the outstanding voting stock or other equity interests, or (ii) otherwise controls the management or operations.

         "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Sales Taxes or Property Taxes or any amendment thereto, and including any schedule or attachment thereto.

                                   ARTICLE II

                    CONSIGNMENT OF ASSETS AND RELATED MATTERS

         2.1 Appointment and Acceptance of Agency.

             (a) Subject to the terms and conditions hereof, Consignor hereby appoints Consignee as its agent during the Consignment Period and grants Consignee the exclusive right during the Consignment Period to market, through sale and exchange transactions, in accordance with the terms and conditions hereof, the Consigned Inventory. Consignee hereby accepts such appointment and agrees to market the Consigned Inventory for Consignor through sale and exchange transactions. Except as otherwise set forth in this Agreement, Consignee acknowledges and agrees that Consignee shall not sell or exchange or otherwise transfer any Consigned Inventory to Consignee or any Subsidiary of Consignee without the prior written consent of Consignor, which consent shall not be unreasonably withheld or delayed.

             (b) Sales and exchanges of Consigned Inventory by Consignee shall be on an individual item or lot basis and on such terms and conditions, at such prices and to such purchasers and exchange recipients as Consignee deems appropriate; provided, that if, for any calendar month, the aggregate Gross Sales Price for all Consigned Verified Parts sold by Consignee during such month is less than 90% of the aggregate


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applicable Sample Prices for such Consigned Verified Parts (excluding sales of
Consigned Inventory sold as scrap pursuant to Section 2.2 hereof), then Consignor shall have the right, exercisable by written notice to Consignee, to require Consignee to receive the prior consent of Consignor and Agent to sell any Consigned Verified Part reasonably likely to generate an aggregate Gross Sales Price in excess of $150,000 for less than 90% of the then applicable Sample Price ("Sale Consent"). In the event Consignee seeks Sale Consent (which consent shall not be unreasonably withheld or delayed), it shall request Sale Consent on any Business Day by speaking by telephone at the applicable telephone numbers set forth in Schedule 2.1(b) or in person with an authorized representative of Consignor or Agent and promptly thereafter confirming such request by e-mail at the applicable e-mail address set forth on Schedule 2.1(b) hereto. In the event that none of the foregoing representatives of Consignor responds to such request within twenty-four (24) hours after such e-mail is sent, such Sale Consent shall be deemed granted. In the event that either Person named above (or any other designee referred to above) shall verbally respond to any such request either approving or disapproving a proposed sale transaction within the 24-hour period referred to above, such Person or designee shall thereafter confirm its response by return e-mail to the sender of the e-mail request. The obligation of Consignee to obtain Sale Consent with respect to the sale of Consigned Verified Parts shall terminate automatically upon the results of a succeeding calendar month reflecting an aggregate Gross Sales Price for Consigned Verified Parts sold in such month greater than or equal to 90% of the aggregate Sample Prices for such Consigned Verified Parts (excluding sales of Consigned Inventory sold as scrap pursuant to Section 2.2 hereof). Upon written notice from Consignor, the obligation of Consignee to obtain Sale Consent may be reinstated upon the results of a subsequent calendar month reflecting that the aggregate Gross Sales Price does not meet the threshold set forth in the first sentence of this Section 2.1(b) hereof.

             (c) It is the intent of Consignee to sell each Part in "as-is", "where-is" condition without any representations or warranties, express or implied, except (i) a warranty of good title and (ii) such representations and warranties as Consignee may customarily provide in respect of any repair, maintenance, overhaul, modification, refurbishment or other work (including, without limitation, any assignable warranties of the manufacturers of such Part or of any Person that has overhauled or maintained such Part); provided, that Consignee shall not make or purport to make on behalf of Consignor or Agent any such representation or warranty.

             (d) Consignor shall complete an inventory of the Consigned Verified Parts in accordance with Section 7.1(e) to verify the physical existence of the Consigned Verified Parts. Additionally, Consignee and Consignor shall, within five weeks of the Effective Date, jointly establish a "Sample Price," which Sample Price shall be equal to the Fair Market Value thereof as so agreed by Consignee and Consignor, and reviewed periodically and jointly adjusted accordingly, for the sale of Consigned Verified Parts. Consignee and Consignor agree to provide adequate and knowledgeable personnel to complete such inventory within the time frame established. Until such time as any Consigned Verified
Part is inventoried and a Sample Price established for such


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Consigned Verified Part, Consignee may sell such Consigned Verified Part based on 90% of the Old Sample Price.

         2.2 Scrap. From time to time, Consignee shall furnish to Consignor, for its review, a list of Consigned Inventory that Consignee has determined to be ready for breakdown as scrap or non-saleable due to obsolescence, a condition beyond economic repair (other than as a result of an Event of Loss) or for other reasons and, to the extent that Consignor concurs with and consents to Consignee's determination (which consent shall not be unreasonably withheld or delayed), the items of Consigned Inventory set forth on such list shall be sold or otherwise disposed of as scrap. In the event that Consignor fails to consent or object to such list (or any item or items therein) within thirty calendar days after the date such list is furnished to Consignor, Consignee shall be entitled to return such item or items of Consigned Inventory to Consignor and upon shipment thereof to Consignor at Consignor's sole expense, such item or items shall cease to constitute Consigned Inventory.

         2.3 Certain Responsibilities of Consignee.

             (a) All Consigned Inventory held by Consignee pursuant to this
Article II shall be held by Consignee as a bailee-for-hire, subject to the terms and conditions hereof, and Consignor shall at all times retain title to all items of Consigned Inventory held by Consignee and the Records related thereto wherever located (unless and until title thereto shall pass to Consignee from Consignor as provided in Section 8.1(a) hereof).

             (b) Without ten days prior written notice to and the consent of Consignor and Agent (which consent shall not be unreasonably withheld or delayed), Consignee shall not, except as otherwise expressly provided herein, locate or maintain any Consigned Inventory at any location other than a Designated Location or transfer any Consigned Inventory to any Person (other than in a sale or exchange transaction contemplated hereunder).

             (c) At the expense of Consignor, Consignee shall continue to list the Consigned Inventory for sale with the Inventory Locator Service unless and until such time as it becomes no longer economically feasible to do so.

             (d) Consignee shall, to the extent it deems appropriate, identify items of Consigned Inventory for repair, overhaul, refurbishment or modification to enhance the marketability, saleability, or exchangeability of the Consigned Inventory. Consignee shall maintain a list of vendors (each, an "Approved Vendor"), which have been and hereafter shall be approved by Consignee according to its vendor approval process as in effect from time to time. Any item of Consigned Inventory identified for repair, overhaul, refurbishment or modification under this Section 2.3(d) hereof shall only be sent to Approved Vendors. The Approved Vendors list shall be made available to Consignor and Agent on the Effective Date and notice given to Consignor thereafter of any changes. Consignee shall repair, overhaul, refurbish or modify, or cause to be repaired, overhauled, refurbished or modified, in accordance with this Agreement and all


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applicable FAA rules, regulations and standards then in effect each item of
Consigned Inventory that Consignee determines subject to notice of the costs to Consignor and Agent. Any and all amounts expended by Consignee to repair, overhaul, refurbish or modify the Consigned Inventory shall be treated as a Reimbursable Expense; provided, however, that the aggregate amount of Reimbursable Expenses due and payable by Consignor on any Business Day during the Consignment Period shall not be in excess of $1,250,000 without the prior written approval of Consignor and Agent. If Consignor or Agent determines not to repair, overhaul, refurbish or modify an item of Consigned Inventory, Consignee shall be entitled to disassemble and "part out" the item of Consigned Inventory requiring such repair, overhaul, refurbishment or modification and shall report such action to Consignor and Agent.

          (e) Consignee and Consignor acknowledge that Consignee has agreed to assume the payment of certain outstanding payment obligations relating to the Consigned Inventory sent out for repair, refurbishment, overhaul or modification prior to and on the Effective Date and which shall not be returned until after the Effective Date (the "Existing Repair Orders"). Consignee shall be reimbursed for all amounts so assumed and paid by Consignee in respect of Existing Repair Orders by offsetting such amounts against the Net Sales Revenue related thereto.

          (f) Consignee shall issue an invoice for each sale or exchange by it of any Consigned Inventory hereunder in accordance with its customary business practices.

          (g) Consignee shall (1) collect from each purchaser or exchange recipient of any item of Consigned Inventory all applicable Sales Taxes, (2) pay all Sales Taxes to the taxing authorities entitled thereto, (3) file any and all Tax Returns in respect of Sales Taxes in accordance with applicable Law, and (4) maintain records of the foregoing in accordance with all applicable Laws and consistent with its customary business practices. Consignee shall, as reasonably requested by Consignor, provide Consignor with copies of all receipts, returns and other records which Consignee creates and/or receives in connection with its obligations pursuant to this Section 2.3(g).

          (h) Consignee shall physically inspect each item of Consigned Inventory returned to it by a purchaser or exchange recipient thereof and shall verify the serial number thereof (or, if such item of Consigned Inventory shall have been delivered by Consignor to Consignee pursuant hereto without a serial number, Consignee shall otherwise identify, to its reasonable satisfaction, that the property returned to it is in fact the item of Consigned Inventory that was shipped by it). No item of Consigned Inventory shall be accepted for return by Consignee other than under circumstances under which returns are customarily accepted by Consignee with respect to its own inventory.

          (i) Consignee shall provide warehousing and storage facilities for the Consigned Inventory delivered to Consignee (including the Records related thereto) comparable to the facilities used by Consignee for the warehousing and storage of its own inventory. Consignee shall locate and store such Consigned Inventory (including the Records related thereto) as shall, from time to time, be in the possession of Consignee and shall use commercially reasonable efforts to identify the Consigned Inventory as


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Consignor's property unless and until shipped to a purchaser, lessee or exchange recipient or returned to Consignor, or otherwise disposed of, at the direction of Consignor, pursuant to Section 2.3(k) hereof. Consignee shall safeguard the Consigned Inventory (including the Records related thereto) in a manner consistent with procedures utilized for its own inventory.

          (j) Consignee shall maintain accurate and complete records for all Consigned Inventory based upon the records provided to Consignee by Consignor (and not by performing a physical inventory of the Consigned Inventory or Consigned Verified Parts) including, without limitation, inventory records, and maintenance and repair records, and update the Records in connection with the repair or overhaul of the Consigned Inventory in accordance with all applicable FAA rules, regulations and standards. Consignee shall maintain all Permits as may be required by the FAA or other applicable regulatory authority to perform the undertakings contemplated thereby. As soon as practicable after the Effective Date and on each Consignment Report Date during the Consignment Period, Consignee shall provide to Consignor and Agent a complete and correct copies of such records and FAA reporting, as applicable, in computer readable form reasonably acceptable to Consignor and consistent with industry standards then in effect at the time such records and reports are provided.

          (k) On any Consignment Termination Date arising from a Consignment Termination Event described in Section 9.1(a) hereof, (A) (1) the agency of Consignee hereunder shall cease; (2)(i) within ten (10) Business Days after the Consignment Termination Date, Consignee shall pack and ship the Consigned Inventory to any destination designated by Consignor or Agent and be reimbursed by the Consignor for the reasonable costs of such packing and shipping, (2)(ii) if the Consignee fails to package and ship the Consigned Inventory to Consignor within the ten (10) days after the Consignment Termination Date, then the Consignor or Agent shall have the right to enter the premises of Consignee, or any Designated Location or any other location where any Consigned Inventory is then located, and repossess such Consigned Inventory (and the Records related thereto) then subject to this Agreement; and (3) Consignee shall hold, in accordance with the terms and subject to the conditions of this Agreement, and make available to Consignor or Agent for repossession all Consigned Inventory (and the Records related thereto) then in the possession and control of Consignee until such Consigned Inventory has been so delivered or repossessed (but in no event longer than 90 days after the end of the Consignment Period) and (B) to the extent that Consignor or Agent have not exercised their right to enter the premises as described in clause (A)(2)(ii) above, (1) the agency of Consignee hereunder shall cease; (2) Consignee shall continue to hold, in accordance with the terms and subject to the conditions of this Agreement, all Consigned Inventory (and the Records related thereto) then in the possession and control of Consignee for a period of up to 90 days after the Consignment Termination Date; (3) during such 90-day period, Consignee shall return to Consignor, or at Consignor's request dispose of, the Consigned Inventory that is subject to this Agreement as of the Consignment Termination Date (together with the Records and any and all records of Consignee described in Section 2.3(j) hereof relating to such Consigned Inventory) in such manner and at such locations in the United States as Consignor shall direct; and (4) prior to the end of such 90-day period, Consignee and Consignor shall conduct a final accounting of all amounts payable pursuant to this Agreement. Notwithstanding the foregoing, Consignee and Consignor (with the prior consent of Agent) may mutually elect to extend the Consignment Period and the agency created under
Section 2.1(a) hereof with respect to any item of Consigned Inventory and, if so extended, all of the provisions of this Agreement shall continue with respect to such item until it is sold, exchanged, or returned to Consignor, and the rights and provisions of Section 5.1 hereof are satisfied. From and after any Consignment Termination Date, all reasonable and documented costs incurred in connection with the return, disposal or other disposition of any item of Consigned Inventory, Records related thereto or other records pursuant to this
Section 2.3(k) hereof, including shipping costs, shall be paid in advance by Consignor. Any other costs and expenses which are approved by Consignor as are directly allocable to the return or disposal of the Consigned Inventory, shall be paid in advance by Consignor. Absent such payments, Consignee may after 30 days following notice and demand for such pre-payment dispose of the Consigned Inventory in such manner as it, in its sole discretion, shall determine and Consignor shall properly reimburse Consignee for all work performed and expenses incurred, in any event and of any nature, incurred in connection with, or otherwise related to, any such disposition.

          (l) Upon the sale, exchange, disposal or return to Consignor of all Consigned Inventory pursuant to Section 2.3(k) hereof, Consignor shall promptly pay to Consignee all Reimbursable Expenses for which Consignee has not received reimbursement from Consignor under Section 5.1 hereof.

          (m) Consignee shall not take title to any Consigned Inventory in any jurisdiction in which the sale of such Consigned Inventory to Consignee would be subject to any Sales Tax without either (i) obtaining Consignor's written consent or (ii) providing a certificate of resale or analogous document for such jurisdiction, in form and substance reasonably satisfactory to Consignor.

          (n) In the event that Duplicate Parts exist, Consignee shall sell the Consigned Inventory prior to selling inventory owned by or consigned to Consignor, if immediately available and appropriate for such transaction taking into account, among other things, any customer preference, traceability, origin of part, quality of traceability documents, repair facility (for parts repaired), tag, tag date, condition and life remaining, if applicable, with the Duplicate Parts quoted at same Sample Price.

     2.4 Certain Responsibilities of Consignor. Consignee shall (i) file any and all Tax Returns in respect of Property Taxes in accordance with applicable Law, and (ii) maintain records of the foregoing in accordance with all applicable Laws and prudent business practice. Consignor shall reimburse Consignee, directly or by offset against any amounts due and payable to Consignor under this Agreement, for any and all costs incurred by Consignee in connection with its obligations under this Section 2.4 (exclusive of normal overhead) and for any and all Property Taxes required to be paid to any taxing authorities on or in connection with the Consigned Inventory. Consignor shall, as reasonably requested by Consignee, provide Consignee with copies of all receipts, returns and other records which Consignor create and/or receive in connection with their respective obligations pursuant to this Section 2.4.

                                  ARTICLE III

                                    DELIVERY

     3.1 Delivery. Consignor, at its sole cost and expense, shall deliver to Consignee at Consignee's facility located in Miramar, Florida, as mutually agreed upon, the Consigned Inventory and the Records.

ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of Consignor. Consignor hereby represents and warrants (which representations and warranties shall survive until the termination of this Agreement) to Consignee that:

          (a) Consignor is a Delaware limited liability company duly organized and existing in good standing under the laws of the State of Delaware and has the power and authority to perform its obligations under this Agreement;

          (b) Consignor has, and at the time of delivery of the Consigned Inventory, Consignor shall have good, valid and marketable title to each Part included in the Consigned Inventory free and clear of all Liens except Permitted Liens;

          (c) To the best of Consignor's knowledge, Consignor has maintained, or caused to be maintained, in the ordinary course of its business all Records required to be maintained in respect of the Consigned Inventory by the FAA and any other applicable Governmental Authority; and

          (d) this Agreement has been duly executed and delivered by Consignor and, assuming the due authorization, execution and delivery by Consignee and that Consignee has full power, authority and legal right to enter into this Agreement, as of the Effective Date, this Agreement constitutes the legal, valid, binding and enforceable obligation of Consignor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

     4.2 Representations and Warranties of Consignee. Consignee hereby represents and warrants (which representations and warranties will survive until the termination of this Agreement) to Consignor that:

          (a) Consignee is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has the corporate power and authority to perform its obligations under this Agreement;

          (b) the Parts will on and after the Effective Date be free and clear of all Liens arising by or through Consignee; and

          (c) this Agreement has been duly executed and delivered by Consignee and, assuming the due authorization, execution and delivery by Consignor and that Consignor has full power, authority and legal right to enter into this Agreement, as of the Effective Date, this Agreement constitutes the legal, valid, binding and enforceable obligation of Consignee, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                                   ARTICLE V

                            COMMISSIONS AND PAYMENTS

     5.1  Commissions and Payments.
          ------------------------

          (a) The Net Sales Proceeds for each item of Consigned Inventory sold, or exchanged by Consignee hereunder shall be distributed as follows, subject to offset as provided in Section 5.2, but (notwithstanding anything to the contrary set forth in this Agreement) only as so provided in such section:

          (i) During the period commencing on and including the Effective Date through but excluding the date which is the first anniversary of the Effective
Date:

              (A) the first $15,000,000 of Net Sales Proceeds shall be
                  distributed 75% to Consignor and 25% to Consignee;

              (B) the next $15,000,000 of Net Sales Proceeds shall be
                  distributed 70% to Consignor and 30% to Consignee; and

              (C) thereafter, all Net Sales Proceeds shall be distributed 60% to
                  Consignor and 40% to Consignee.

          (ii) During the period commencing on and including the date which is the first anniversary of the Effective Date through but excluding the date which is the second anniversary of the Effective Date:

              (A) the first $10,000,000 of Net Sales Proceeds shall be
                  distributed 75% to Consignor and 25% to Consignee;

              (B) the next $10,000,000 of Net Sales Proceeds shall be
                  distributed 70% to Consignor and 30% to Consignee; and

              (C) thereafter, all Net Sales Proceeds shall be distributed 60% to
                  Consignor and 40% to Consignee.

          (iii) During the period commencing on and including the date which is the second anniversary of the Effective Date through and including the Consignment Termination Date:

              (A) the first $6,000,000 of Net Sales Proceeds shall be distributed 75% to Consignor and 25% to Consignee;

              (B) the next $6,000,000 of Net Sales Proceeds shall be distributed 70% to Consignor and 30% to Consignee; and

              (C) thereafter, all Net Sales Proceeds shall be distributed 60% to Consignor and 40% to Consignee.

          (b) Consignee shall remit to Consignor, no later than the fifteenth Business Day of the second calendar month following the calendar month in which Consignee invoices a customer (in the normal course) for the sale or exchange of Consigned Inventory, an amount equal to the Net Sales Revenue. Each payment required to be remitted by Consignee pursuant to this Section 5.1(b) shall be made to one or more bank accounts designated from time to time by Consignor by written notice to Consignee.

          (c) If the aggregate amount due and payable to Consignor under this Agreement shall exceed $3,333,000 on any Business Day during the 1st year of the Consignment Period, $2,250,000 on any Business Day during the 2nd year of the Consignment Period and $1,400,000 on any Business Day during the 3rd year of the Consignment Period, Consignee shall, in its sole discretion, either (i) promptly (and in any event within five Business Days following the date on which such amount exceeded $$3,333,000 during the 1st year, $2,250,000 during the 2nd year and $1,400,000 during the 3rd year) remit to Consignor Net Sales Revenue in an amount equal to such excess or (ii) cause all future sales and exchanges of Consigned Inventory to be conducted on a (A) cash in advance or (B) cash on delivery basis, in each case, until such time as the aggregate Net Sales Revenue due and payable to Consignor under this Agreement is no longer in excess of $3,333,000 during the 1st year, $2,250,000 during the 2nd year and $1,400,000 during the 3rd year.

          (d) In the case of an Event of Loss as provided for in Section 7.1(f), the Net Sales Proceeds for each item of Consigned Inventory paid through insurance proceeds or condemnation awards relating to the Consigned Inventory, by Consignee hereunder shall be distributed as Consignee Insurance Commission as follows, subject to offset as provided in Section 5.2 and capped in the maximum amount $2,000,000 earned by Consignee in any year, but (notwithstanding anything to the contrary set forth in this Agreement) only as so provided in such section:

              (A) during the first year the Net Sales Proceeds shall be distributed 85% to Consignor and 15% to Consignee;

              (B) during the second year the Net Sale Proceeds shall be distributed 86% to Consignor and 14% to Consignee; and

              (C) during the third year the Net Sale Proceeds shall be distributed 87% to Consignor and 13% to Consignee.

          (e) Consignee shall be responsible for all invoicing procedures and accounts receivable collections for the sale or exchange of the Consigned Inventory.

          (f) On each relevant payment date, Consignee shall deduct from the amount of Net Sales Revenue otherwise payable to Consignor hereunder (and shall retain for its own account) all (i) amounts previously remitted to Consignor for any Consigned Inventory sold by Consignee and returned by a purchaser thereof in accordance with the terms of the sale during the calendar month to which such payment date relates, (ii) amounts incurred by Consignee in connection with the Property Insurance and Liability Insurance described in Section 7.1(a)(i) and
Section 7.1(a)(ii), respectively, hereof, and (iii) other amounts due to Consignee under this Agreement.

          (g) Notwithstanding any other provision of this Agreement to the contrary, if at any time any item of Consigned Inventory is sold by Consignee to Consignee or any Subsidiary of Consignee, the item so sold shall be deemed to have been sold for Net Sales Proceeds equal to the Fair Market Value of such item on the date of sale.

          (h) Consignee may enter into exchange transactions with third-party customers up to an aggregate limit of $2,500,000 of Consigned Inventory upon such terms and in such manner as shall be consistent with the past practice of Consignor. Upon an exchange with an end-user of (but not a dealer in) any item or items of Consigned Inventory for another item or items, title to the item or items received in the exchange shall automatically pass to Consignor (and Consignee shall provide all documentation Consignor may reasonably request to evidence such passage of title) and thereafter, each such item shall be considered an item of Consigned Inventory for all purposes of this Agreement. Each such item so received shall have attributed to it the amount of the Reimbursable Expenses allocable to the item of Consigned Inventory transferred in exchange therefor. If Consignee receives an Exchange Fee in addition to the part received in the exchange, then such Exchange Fee shall be treated as Net Sales Proceeds to be allocated and distributed pursuant to Sections 5.1(a) and
(b) hereof. If Consignee scraps any part received in an exchange and treats the same as a sale of the exchanged item to the exchange customer, such sale shall be treated as a sale of such exchanged item hereunder and the proceeds of such sale shall be allocated pursuant to Sections 5.1(a) and (b) hereof.

     5.2 Payment by Consignor; Consignee's Right of Offset. Any payment or reimbursement due and payable from Consignor to Consignee under this Agreement, as a result of any breach of representation or warranty or indemnification event shall be effected by Consignee offsetting the amount of such payment or reimbursement to be paid by Consignor to Consignee against amounts due and payable from Consignee to Consignor (to the extent of such amounts are due and payable and in the case of an indemnification event, only to the extent that a final judicial determination has been rendered with respect thereto as provided for in Section 10.2) and by Consignor's remittance of the balance of any such payment or reimbursement to Consignee in cash or by wire transfer of immediately available funds, in Consignee's sole discretion.

                                   ARTICLE VI

                              REVIEW AND REPORTING

     6.1  Review and Reporting.

          (a) Beginning on the second calendar month after the Effective Date and continuing each calendar month thereafter during the Consignment Period, on the 25th calendar day of each calendar month in which Consignee remits the Net Sales Revenue to Consignor, (each such date, a "Consignment Report Date"), Consignee shall provide to Consignor and Agent a report in substantially the form described in Schedule 6.1(a) hereto (a "Consignment Report") relating to the calendar month immediately preceding the Consignment Report Date. Consignor and Agent shall have the right to inspect the Consigned Inventory and all books and records relating to the Consigned Inventory from time to time, during the Consignment Period and during Consignee's normal business hours, such inspections to be solely at the expense of Consignor or Agent, as applicable, and conducted so as not to unreasonably disrupt the operations of Consignee and its Affiliates.

          (b) Consignee shall periodically review with Consignor, Consignee's standard operating procedures for the disassembly, repair, maintenance, overhaul, refurbishment and modification of Consigned Inventory, and any proposed modifications or amendments thereto.

          (c) (i) Consignor shall review the Consignment Reports and, no later than ten Business Days after receiving each Consignment Report, shall notify Consignee in writing of any objections to such Consignment Report, specifying in reasonable detail the grounds for such objection (the "Objection"). Consignee shall no later than five Business Days after receipt by it of any Objection, by written notice to Consignor accept or reject such Objection, specifying in reasonable detail the grounds for any rejection thereof. If Consignee accepts any Objection, the Consignment Report shall be revised accordingly and reissued, and the amount payable to Consignor hereunder in respect of the reporting period to which such Consignment Report relates shall also be adjusted accordingly. Consignee shall promptly pay Consignor such additional amount as shall be required to be paid to Consignor as a result of such adjustment. If Consignee rejects any Objection, the parties shall meet within five Business Days after Consignee notifies Consignor of such rejection to discuss and resolve any such Objection.

              (ii) if the parties fail to reach agreement on the resolution of an Objection at such meeting, or at any mutually agreed upon postponement or adjournment thereof, Consignor may at its option, by written notice delivered to Consignee within five Business Days following the date of such meeting or postponement or adjournment thereof, either (A) withdraw such Objection (in which case no adjustments in respect of such withdrawn Objections shall be made to such report), or (B) pursue the Objection by requiring the Consignment Report to which the Objection relates to be examined and verified by the Independent Accountants which shall review and resolve the Objection. Consignee and Consignor shall cooperate fully with such accountants and shall provide such accountants (if reasonably necessary to resolve the Objection) such records, invoices, accounts, documents and other information relating to this Agreement and the Consigned Inventory as such accountants shall request in connection with their examination and verification of such Consignment Reports. Consignee shall provide such accountants all information available to it related to the Consigned Inventory and reasonably necessary to allow such accountants to verify, if and to the extent applicable to the Objection, the following with respect to the period to which the Objection relates: (A) the frequency of sales and exchanges of Consigned Inventory and (B) that the Labor Costs and Material Costs assessed as Reimbursable Expenses are accurately reflected in the Consignment Reports. The criteria set forth in the foregoing clauses (A) and (B) are hereinafter referred to as the "Accounting Criteria." The accountants shall review the Accounting Criteria taking into account Consignee's commercially reasonable business discretion, operational capabilities and contract commitments. The resolution of the Objection and the results of the calculations performed by the Independent Accountants shall be accepted by Consignee and Consignor as final, nonappealable and conclusive for the purpose of determining all amounts payable under this Agreement in respect of all Consigned Inventory sold or exchanged or deemed sold or exchanged during the reporting period subject to the Objection. Consignee and Consignor each agree that they shall, within five Business Days following their respective receipt of the final report by such Independent Accountants, make such payments, if any, as shall be required to be made by them, as the case may be, as a result of such final report.

          (d) If, as a result of the examination and verification by any such Independent Accountants of the Consignment Reports for any period of six consecutive months, Consignee shall be required to pay Consignor an aggregate amount in excess of 5% of the aggregate amount originally determined by Consignee to be payable to Consignor in respect of the six month period covered by such Consignment Reports, all fees and expenses of the Independent Accountants in connection with such examination and verification shall be paid solely by Consignee; otherwise, such fees and expenses shall be paid solely by Consignor.

          (e) In addition to any such examination and verification, on or during the 30-day period prior to each anniversary of the Effective Date, Consignee, at Consignor's prior written request and cost, shall permit Consignor or Agent to verify any of the Accounting Criteria specified by Consignor with respect to the Consigned Inventory during the preceding twelve calendar months, using the same procedures as are specified in Section 6.1(c) hereof. Consignee and Consignor shall cooperate fully and Consignee shall provide Consignor on demand with such records, invoices, accounts, documents and other information relating to this Agreement and the Consigned Inventory as it shall request in connection with its verification. Any unreconciled differences between the Consigned Inventory as reported by Consignee in the Consignment Reports and the Consigned Inventory as determined by Consignor or Agent, as applicable, pursuant to this Section 6.1(e) shall be treated as Events of Loss hereunder.

          (f) Consignee and Consignor hereby agree that all Consignment Reports and all other information learned and required to be provided by and in any way relating to this Agreement or the Consigned Inventory shall be treated as confidential, shall be used solely for the purpose of performing their respective obligations hereunder and shall not be disclosed to any third party, except to prospective successors and permitted transferees of Consignee or Consignor, or the counsel, accountants, lenders, insurance brokers or other agents of Consignee, Consignor or the aforementioned transferees who agree in advance, in writing, to keep such information confidential unless such information is required to be disclosed by Law, and then only to the extent so required.

                                  ARTICLE VII

                          INSURANCE AND EVENTS OF LOSS

     7.1  Insurance and Events of Loss.

          (a) Consignee shall use commercially reasonable efforts to cause to be kept in full force and effect at all times during the Consignment Period the following insurance coverage with insurers used by Consignee or other insurers of recognized reputation and responsibility:

              (i) All risk property, including in-transit insurance, with respect to the Consigned Inventory (the "Property Insurance") as provided for in Schedule 7.1. Consignor and Agent shall be named as additional insured and Agent listed as sole loss payee, as their interests may appear, under the policy without imposing any obligation on Consignor to pay the premiums thereof, and the insurer shall waive all rights of subrogation with respect to Consignor and Agent.

              (ii) Comprehensive general liability and products liability insurance in an amount not less than $212,000,000 (together, "Liability Insurance"), in each case combined single limit bodily injury and property damage per occurrence/aggregate. Consignor and Agent shall be named as additional insured and Agent as a loss payee as their interests may appear, under such Liability Insurance policy without imposing any obligation on Consignor to pay the premiums thereof. Each Liability Insurance policy shall include broad-form contractual liability subject to the terms and conditions of the policy. Each Liability Insurance policy shall operate with respect to each additional insured as though a separate policy were issued to each provided, that such provisions shall not operate to increase the insurers limit of liability.

              (iii) Workers compensation and employers liability required by all applicable Laws.

              (iv) Nothing in this Section 7.1 hereof shall prohibit Consignor from obtaining (A) the insurance coverages referred to in Sections 7.1(a)(i), (ii) and (iii) hereof should Consignee fail to do so, or
          (B) additional insurance in respect of any Consigned Inventory consigned hereunder so long as such additional insurance shall in no manner invalidate any insurance maintained by Consignee in accordance with the provisions of this Section 7.1 hereof.

          (b) The insurance policies described in Sections 7.1(a)(i) and (ii) hereof shall be endorsed to include breach of warranty protection in favor of Consignor and Agent, and said insurance shall be primary insurance over any such insurance carried by Consignor.

          (c) Consignee shall provide certificates of insurance from its independent insurance broker or underwriters to Consignor and Agent evidencing the coverages referred to in Sections 7.1(a)(i), (ii) and (iii) hereof on the Effective Date, upon any increase in coverage or amount of any insurance required by this Agreement, and upon policy renewal for the term of the Consignment Period. The certificate shall provide for a 30 day notice to Consignor and Agent of cancellation of or material change to the coverages required hereby.

          (d) Consignor shall be responsible for and shall reimburse (to the extent such amount has not already been paid pursuant to Section 5.1(e) hereof) Consignee promptly upon receipt from Consignee of a written request therefor for its ratable share of the insurance premium cost incurred by Consignee in connection with its obligation to maintain the insurance coverages referred to in Sections 7.1(a)(i) and (ii) hereof. Consignor's ratable share shall be based on the Insured Value of the Consigned Inventory covered during the period for which the premium is charged as allocated by the applicable insurance carrier. Consignee shall be responsible for timely payment of the costs of insurance maintained by it pursuant to Sections 7.1(a)(i) and (ii) hereof; provided, however, that such allocation shall be reassessed on a quarterly basis and adjusted accordingly. Any deductible for Property Insurance and Liability Insurance shall be borne by Consignee and Consignor in proportion to the respective Fair Market Value of their insured assets against which the deductible is to be applied. Any deductibles applicable under the insurance policies required to be maintained by Consignee pursuant to Sections 7.1(a)(i) and (ii) hereof shall, with respect to each policy year, be applied against claims in proportion to the average Fair Market Values (as determined by the applicable insurer) of the assets of Consignee and Consignor covered by such policies during such policy year. In the event that, at any time before or after the end of any policy year, it shall be determined that any deductible was applied in any manner inconsistent with the provisions of the preceding sentence, the party against which a deductible was applied in a disproportionately low manner shall pay to the other party, in cash or by offset, such amount or amounts as shall be necessary to cause all deductibles for such policy year to have been applied in accordance with such preceding sentence.

          (e) Upon the Effective Date, Consignor shall begin a physical inventory of the Consigned Verified Parts included in the Consigned Inventory, and within five weeks following the Effective Date, Consignor shall execute and deliver to Consignee a written instrument listing or otherwise identifying to Consignee's satisfaction all Consigned Verified Parts included in the Consigned Inventory existing and consigned to Consignee hereunder as of the Effective Date. Such instrument shall be prepared by Consignor on the basis of a physical inventory of the Consigned Verified Parts included in the Consigned Inventory as of the Effective Date conducted by an acceptable accounting firm at the sole expense of Consignor and in accordance with generally accepted accounting standards or on such other basis as Consignee and Consignor shall mutually agree.

          (f) Within ten Business Days after the discovery of an Event of Loss with respect to any item of Consigned Inventory or any item which shall become an item of Consigned Inventory subsequent to the Closing, Consignee shall, as soon as is practical, give Consignor written notice of such event. Promptly following receipt by Consignee of any insurance proceeds or condemnation awards relating to any such Event of Loss, Consignee shall pay the amount of such insurance proceeds or condemnation awards (net of any Reimbursable Expenses and any Consignee Insurance Commission related to the Consigned Inventory that is the subject of the Event of Loss) to Consignor to one or more bank accounts designated by Consignor by written notice to Consignee. Each such payment shall be treated as a payment by Consignee to Consignor of the Net Sales Revenue with respect to the item of Consigned Inventory suffering such Event of Loss, and such payment shall be allocated pursuant to Section 5.1(d). In the event that any insurance proceeds or condemnation awards on account of any Event of Loss with respect to any item of Consigned Inventory shall be paid directly to Consignor, then Consignor shall promptly remit to Consignee the Reimbursable Expenses and Consignee Insurance Commission with respect to such item upon receipt by Consignor of a request therefor accompanied by reasonable evidence thereof.

                                  ARTICLE VIII

                              TITLE AND WARRANTIES

     8.1  Passage of Title Upon Sale, Warranties, Etc.

          (a) Title to each item of Consigned Inventory (and the Records related thereto) shall automatically pass from Consignor to Consignee, free and clear of all Liens except Permitted Liens, immediately prior to the shipment of such item to the purchaser or exchange recipient thereof. At all times prior to the passage of title in accordance with the first sentence of this Section 8.1(a) hereof, title to each item of Consigned Inventory (and the Records related thereto) shall remain in Consignor.

          (b) Each and every item of Consigned Inventory subject to the terms and conditions of this Agreement is owned by Consignor, is free and clear of all Liens that are not Permitted Liens and is being provided by Consignor on an "as is" and "where is" basis.

          (c) All Consigned Inventory sold, exchanged or otherwise transferred to a purchaser exchange recipient or transferee thereof shall be so sold, exchanged or transferred with only those warranties, if any, of Consignee as it may determine from time to time in its sole discretion, and Consignor shall have no responsibility therefore except for warranties relating to title and liens arising through Consignor's actions.

                                   ARTICLE IX

                         TERMINATION AND RELATED MATTERS

     9.1   Termination of Consignment.

          (a) The term "Consignment Termination Event," wherever used herein, means any of the following events or conditions (whatever the reason for such Consignment Termination Event and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any governmental rule or government action):

              (i)   the occurrence of an Event of Default;

              (ii) the sale or other disposition by Consignee hereunder of all Parts included in the Consigned Inventory;

              (iii) the third anniversary of the Effective Date;

              (iv)  the expiration of the Force Majeure Waiting Period.



          (b) Upon the occurrence of any Consignment Termination Event described in (a)(i) above, Consignor shall have the right at any time after the occurrence thereof upon written notice to Consignee to terminate the Consignment Period. Upon the occurrence of any Consignment Termination Event described in clauses
(a)(ii) or (a)(iii) above, the Consignment Period shall automatically terminate. Upon the occurrence of the Consignment Termination Event described in clause
(a)(iv) above, the party whose performance is not affected by the force majeure shall have the right at any time upon written notice to the other party to terminate the Consignment Period. The date on which the Consignment Period shall be terminated hereunder shall be referred to herein as the "Consignment Termination Date." On the Consignment Termination Date, the Consignment Period shall end and the provisions of Section 2.3(k) hereof shall apply. Notwithstanding anything to the contrary set forth in this Agreement, on or within 30 days after the Consignment Termination Date, all amounts which are then owed to Consignee under any provision of this Agreement shall be paid to Consignee by wire transfer of immediately available funds and the Consignment Period shall end until such payment shall have been received.

          (c) The term "Event of Default," wherever used in this Section 9.1, means any of the following events or conditions (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any governmental rule or governmental action):

          (i) Consignee shall fail to make any payment not in dispute (any and all undisputed portions shall be timely paid) when due under this Agreement and such payment shall remain overdue for a period of three Business Days;

          (ii) Consignee shall fail to perform or observe any other material covenant, condition or agreement to be performed or observed by it pursuant to or in connection with this Agreement (including, without limitation, Consignee's obligation to provide the Reports and to maintain accurate and complete records for the Parts pursuant to Section 2.3(j) hereof) and such failure shall continue for a period of 15 calendar days after written notice thereof is given by Consignor to Consignee; provided, however, that such cure period shall be extended if Consignee shall have made good faith efforts during such cure period to cure the default but shall not have completed such cure, however, in the event an additional cure period is granted, Consignor shall have the right to require that all sales during such additional cure period be performed on a cash in advance or cash on delivery basis as opposed to on credit, but in no event shall such additional cure period extend for greater than 15 calendar days beyond the initial 15-day cure period;

          (iii) Consignee shall make or permit any unauthorized assignment or transfer of this Agreement or any interest therein or intentionally use or permit the use of any item of Consigned Inventory for an illegal purpose;

          (iv) A petition against Consignee shall be filed in a proceeding or case under the Bankruptcy Code or other Federal insolvency law as now or hereafter constituted, or any other applicable Federal bankruptcy, insolvency or other similar law, or a case is commenced under any such Federal law to appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Consignee or for all or substantially all of its property, or to wind-up or liquidate its affairs, and in any of such cases, such petition or case shall not be withdrawn or dismissed within 60 days thereafter; upon the filing of a petition or other proceeding, Consignor shall have the right to require that all sales during the 60 day period following any such filing be performed on a cash on delivery basis as opposed to on credit.

          (v) Any judgment, decree or order for relief shall be entered by a court having jurisdiction in respect of Consignee in an involuntary case under any applicable state bankruptcy, insolvency or other similar law, or appointing a sequestrator (or similar official) of Consignee or for all or substantially all of its property, or ordering the winding-up or liquidation of its affairs and any such judgment, decree or order shall continue unstayed and in effect for a period of 30 days after the entry thereof;

          (vi) Consignee shall commence a voluntary case under the Bankruptcy Code, or any other applicable Federal or State bankruptcy, insolvency, corporate winding up or reorganization provisions or other similar law, or Consignee shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Consignee or for all or substantially all of its property, or Consignee shall make any assignment for the benefit of creditors; or

          (vii) Consignee shall discontinue its operations related to the redistribution of aircraft parts and engine parts.

          (d) Upon the occurrence and continuance of any Event of Default, and without limiting the terms of this Section 9.1, Consignor or Agent may exercise any and all rights they may now or hereafter have under applicable Law, whether existing at law or in equity including, without limitation, the right to enter the premises of Consignee, or any Designated Location or any other location where any Consigned Inventory is then located, and repossess any item of Consigned Inventory then subject to this Agreement and to proceed by appropriate court action to enforce the terms hereof and to recover damages for the breach hereof. No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available to Consignor or Agent at law or in equity; and the exercise or beginning of exercise by Consignor or Agent of any one or more such remedies shall not preclude the simultaneous or later exercise by Consignor or Agent of any or all such other remedies. No express or implied waiver by Consignor or Agent of any Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

     9.2  Force Majeure.

          (a) If any performance by Consignee or Consignor under this Agreement is delayed or prevented by any acts of God (including severe weather), strike, lockout, shortage of material or labor, restriction by any governmental authority, civil riot, fire, explosions or other casualty, national emergency, enemy action either directly or indirectly, and any other cause beyond the reasonable control of a party, then the period of such party's performance of the applicable obligation shall be automatically extended for the same amount of time that such party is so delayed or hindered. The affected party shall use its best efforts to remove the cause of delay. Both parties shall notify each other in writing of the said failure within ten days after the commencement of the event relied upon for its failure to comply with its obligations.

          (b) If a party shall fail to perform its obligations under this Agreement (other than an obligation by Consignee to remit moneys due and payable to Consignor within the time period provided in this Agreement) for a period of 90 days or more or if Consignee shall fail to remit moneys due and payable to Consignor for a period of 15 days or more beyond the time period provided in this Agreement by reason of any circumstance referred to in Section 9.2(a) hereof, the other party shall have the right to terminate the Consignment Period pursuant to Section 9.1 hereof.

ARTICLE X

                                 INDEMNIFICATION

     10.1 Indemnification. Consignor agrees to protect, defend, indemnify and hold Consignee and it current and former affiliates, subsidiaries, officers, directors, shareholders, employees, agents and representatives harmless from and against any and all claims, causes of action, suits, proceedings, assessments, demands, judgments, losses, liabilities, obligations and expenses (including reasonable attorneys fees and expenses including any attorneys fees and expenses incurred in connection with the enforcement of this indemnity provision and costs of other professionals) suffered by Consignee arising out of or in any way related to this Agreement except for claims, causes of action, suits, proceedings, assessments, demands, judgments, losses, liabilities, obligations and expenses arising out of the gross negligence of Consignee.

     10.2 Exclusive Remedy. Notwithstanding any provision of this Agreement to the contrary, Consignee's sole and exclusive remedy to recover under Section
10.1 under this Agreement shall be limited to recourse against the Consigned Inventory and the right to offset against, or to deducting from, any amounts due and payable to Consignor under this Agreement or otherwise, provided that such offset or deduction shall be allowed only after a final judicial determination thereof. Further, the obligations of Consignor hereunder are the sole obligations of Consignor, and Consignor's members, managers, contractors and agents shall not be obligated personally for any such obligations or other liabilities of Consignor under this Agreement solely by reason of being a member, manager, agent or contractor of Consignor.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

     11.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, shall be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

          (a)    If to Consignor, to:

                 KAV Inventory, LLC
                 C/O Kellstrom Industries, Inc.
                 3701 Flamingo Road
                 Miramar, FL 33027
                 Attention:  Manager
                 Facsimile:  (954) 538-7669
                           with copies to:

                           Akerman, Senterfitt & Eidson, P.A.
                           350 East Las Olas Boulevard, Suite 1600
                           Fort Lauderdale, FL 33301
                           Attention:  Bruce I. March, Esq.
                           Facsimile:  (954) 463-2700

                           and to:

                           KAV Inventory, LLC
                           C/O Timco Aviation Services, Inc.
                           623 Radar Road
                           Greensboro, NC 27410
                           Attention:  Manager
                           Facsimile:  (336) 664-0339

                           with copies to:

                           Boyar & Miller
                           4265 San Felipe, Suite 1200
                           Houston, TX 77027
                           Attention:  J. William Boyar, Esq.
                           Facsimile:  (713) 552-1758

                           and if to Agent:

                           Bank of America, N.A.
                           GA 1-006-05-14
                           600 Peachtree Street, 5th Floor
                           Atlanta, GA 30308
                           Attention:  Walter T. Shellman
                           Facsimile:  404-607-6642

                           with a copy to:

                           Paul Hastings Janofsky & Walker, LLP
                           600 Peachtree Street, NE, Suite 2400
                           Atlanta, GA 30308
                           Attention:  Jesse H. Austin, III, Esq.
                           Facsimile:  404-815-2424

(b)      If to Consignee, to:

                           Kellstrom Commercial Aerospace, Inc.
                           660 Steamboat Road
                           Greenwich, CT 06830
                           Attention:  Robert Sheehy
                           Facsimile:  203-629-9574

                           and

                           Weil, Gotshal & Manges, LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Attention:  David P. Stone, Esq.
                           Facsimile:  212-310-8007

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

                  11.2 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

                  11.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors shall not be assignable or delegable by any party without the prior written consent of the other party; provided, however, that upon notice to Consignors delivered in accordance with Section 11.1 hereof, Consignee may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof or to any Person that directly or indirectly acquires, after the Effective Date, all or substantially all of the assets or voting stock of Consignee, but such assignment or delegation shall not relieve Consignee of any obligation hereunder.

                  11.4 Waiver. Consignee may, by written notice to Consignor, and Consignor may, by written notice to Consignee, (a) extend the time for performance of any of the obligations of the other party under this Agreement,
(b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other party under this Agreement; provided, however, that no such party may, without the prior written consent of the other party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement or shall operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

                  11.5 Entire Agreement. This Agreement, which includes the Schedules hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby.

                  11.6 Amendments. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Consignee and Consignor (with the prior consent of Agent) to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties.

                  11.7 Rights of the Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

                  11.8 Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the rules and substantive Laws of the State of New York, without regard to conflicts of law provisions thereof.

                  11.9 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

                  11.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Consignor, on the one hand, and Consignee, on the other hand, shall not be adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

                  11.11 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  11.12 Brokers. Consignor hereby agrees to indemnify and hold harmless Consignee against any liability, claim, loss, damage or expense incurred by any Consignor relating to any fees or commissions owed to any broker, finder or financial advisor as a result of actions taken by any Consignor. Consignee hereby agrees to indemnify and hold harmless Consignor against any liability, claim, loss, damage or expense incurred by Consignee relating to any fees or commissions owed to any broker, finder or financial advisor as a result of actions taken by Consignee.

                  11.13 Principles of Interpretation. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, the terms "hereof," "herein," "hereby" and similar terms refer to this Agreement as a whole (including the schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, each party hereto has caused its duly authorized officers to execute and deliver this Agreement on its behalf as of the day and year first above written.

                                            CONSIGNOR:

                                            KAV INVENTORY, LLC, a
                                            Delaware limited liability company

                                            By:  /s/ Zivi R. Nedivi
                                               ---------------------------------
                                                    Zivi R. Nedivi, Manager



                                            By:  /s/ Oscar Torres
                                               ---------------------------------
                                                     Oscar Torres, Manager

                                            By:  /s/ Roy T. Rimmer
                                               ---------------------------------
                                                    Roy T. Rimmer, Manager

                                            By:  /s/ Gil West
                                               ---------------------------------
                                                       Gil West, Manager

                                            CONSIGNEE:

                                            Kellstrom Commercial Aerospace,
                                            Inc., a Delaware corporation

                                            By: /s/
                                               ---------------------------------
                                               Name:
                                               Title:

                                            AGENT:

                                            BANK OF AMERICA, N.A.

                                            By: /s/
                                               ---------------------------------
                                               Name:
                                               Title:

                                    Schedules

Schedule 1.1               Consigned Verified Parts
Schedule 1.2               Designated Locations
Schedule 2.1(b)            Contact Information
Schedule 6.1(a)            Consignment Report
Schedule 7.1               Insurance Coverages